Exhibit 8(b)

[Letterhead of Holland & Knight LLP]

December 21, 2009

Switch & Data Facilities Company, Inc.

1715 North Westshore Boulevard

Suite 650

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as counsel for Switch & Data Facilities Company, Inc. (the “Company”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 21, 2009 (the “Merger Agreement”) among the Company, Equinix, Inc. (“Parent”), a Delaware corporation, Sundance Acquisition Corporation (“Merger Subsidiary”), a Delaware corporation and a newly formed, wholly owned subsidiary of Parent, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Parent (together with Merger Subsidiary) and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made and to be made by Parent (together with Merger Subsidiary) and the Company pursuant to Section 9.03(b) of the Merger Agreement are and will be accurate and complete, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the management of Parent, Merger Subsidiary or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent (together with Merger Subsidiary) and the Company referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences.”

Switch & Data Facilities Company, Inc.	2	December 21, 2009

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of Florida, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    HOLLAND & KNIGHT LLP